Exhibit 99.1

NEWS RELEASE
                                                       Dorchester Minerals, L.P.
Release Date: April 12, 2007                       3838 Oak Lawn Ave., Suite 300
                                                        Dallas, Texas 75219-4541
Contact:  Casey McManemin                               Telephone (214) 559-0300
Facsimile (214) 559-0301

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       DORCHESTER MINERALS, L.P. ANNOUNCES ITS FIRST QUARTER DISTRIBUTION


        DALLAS, TEXAS -- Dorchester Minerals, L.P. announced today the Partnership's first quarter 2007 cash distribution. The distribution of $.461146 per common unit represents activity for the three month period ended March 31, 2007 and is payable on May 3, 2007 to common unit holders of record as of April 23, 2007.

        Cash receipts attributable to the Partnership's Net Profits Interests during the first quarter totaled $5,199,000. These receipts generally reflect oil and gas sales from the properties underlying the Net Profits Interests during November 2006 through January 2007. Approximately $1,103,000 of gross capital expenditures, primarily attributable to drilling and completion activity, was paid by the owner of the working interests in the properties underlying the Net Profits Interests during December 2006 through February 2007. Cash receipts attributable to the Partnership's Royalty Properties during the first quarter totaled $9,274,000. These receipts generally reflect oil sales during December 2006 through February 2007 and gas sales during November 2006 through January 2007.

        The Partnership received approximately $270,000 of other cash receipts during the first quarter and identified 74 new wells completed on the Partnership's Net Profits Interests and Royalty Properties located in 31 counties and parishes in ten states.

        Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 25 states. Its common units trade on the Nasdaq Global Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

        Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership's properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership's financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.